Exhibit 99.2

AMD Reports First Quarter 2012 Results – CFO Commentary

April 19, 2012

Reconciliation for all non-GAAP financial measures discussed in this commentary to the most directly comparable GAAP financial measures is included below and in our financial tables that accompany our earnings press release available on quarterlyearnings.amd.com.

Q1 2012 Major Events

Two events took place during Q1 2012 that contributed to the results discussed below:

1)	2012 Amendment to the Wafer Supply Agreement (WSA) with GLOBALFOUNDRIES (GF), executed on March 4, 2012, and

2)	SeaMicro, Inc. (SeaMicro) acquisition, closed on March 23, 2012.

2012 Amendment to the WSA – Financial impact:

•	$703 million one-time charge[1] related to the 28 nanometer (nm) product limited waiver of exclusivity from GF recorded in Q1 2012 in Cost of Sales, consisting of:

•	$425M cash payment to GF over a period of two fiscal years:

•	$150 million paid on March 5, 2012

•	$50 million will be paid by July 2, 2012

•	$50 million will be paid by October 2, 2012

•	$175 million will be paid in the first quarter of 2013

•	AMD issued a $225 million non-interest bearing promissory note to GF for the payments due by October 2, 2012 and in the first quarter of 2013.

•	$278 million non-cash expense for AMD’s GF equity ownership transfer to GF recorded in Q1 2012.

•	AMD expects to pay GF approximately $1.5 billion for wafers in 2012.

Acquisition of SeaMicro – Financial impact:

•	This transaction is included in AMD’s first quarter of 2012 results;

•	Purchase price of approximately $334 million, including issuance of unvested options and net of cash assumed, including a cash payment of $293 million;

•	Net cash impact of $281 million; and

•	Intangible assets of $102 million and goodwill of $230 million recorded on the Balance Sheet.

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First Quarter 2012 Results

•	AMD revenue $1.59 billion, down 6% quarter-over-quarter and down 2% year-over-year

•	Net loss of $590 million, loss per share of $0.80, operating loss $580 million

•	Non-GAAP net income $92 million, EPS $0.12, operating income $138 million

•	Gross margin 2%

•	Non-GAAP gross margin 46%

Q1 2012 Commentary

Revenue was $1.59 billion, down 6% sequentially. Sequential revenue decline in the Computing Solutions segment of 8% was driven by seasonality in the Client business. Graphics segment revenue was sequentially flat in a seasonally down quarter.

Non-GAAP gross margin was 46%, flat sequentially.

•

Non-GAAP gross margin for the quarter was calculated net of the $703 million one-time charge related to the 28 nm product limited waiver of exclusivity from GF, associated with the 2012 Amendment to the WSA.

•	The $703 million one-time charge was recorded in Cost of Sales.

Operating expenses were $598 million, which includes $6 million in one-time expenses related to the SeaMicro acquisition.

•	R&D was $368 million, 23% of net revenue

•	SG&A was $230 million, 15% of net revenue

Non-GAAP net income was $92 million and non-GAAP operating income was $138 million.

To derive non-GAAP net income, we excluded the impact of:

•	Charge for 28 nm product limited waiver of exclusivity from GF of $703 million;

•	Amortization of acquired intangible assets of $1 million (primarily related to the ATI Technologies Inc. acquisition in 2006);

•	Restructuring charges of $8 million related to restructuring actions taken during Q1 2012 and related to a restructuring plan initiated in November of 2011;

•	SeaMicro acquisition costs of $6 million; and

•	Tax benefit related to the SeaMicro acquisition of $36 million[2].

To derive non-GAAP operating income, we excluded the impact of:

•	Charge for 28 nm product limited waiver of exclusivity from GF of $703 million;

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•	Amortization of acquired intangible assets of $1 million (primarily related to the ATI Technologies Inc. acquisition in 2006);

•	Restructuring charges of $8 million related to restructuring actions taken in Q1 2012 related to a restructuring plan initiated in November of 2011; and

•	SeaMicro acquisition costs of $6 million.

Interest expense was $43 million, flat compared to the prior quarter.

Tax provision was a net credit of $32 million in the quarter, compared to $4 million in the prior quarter. The difference is primarily a one-time tax benefit of $36 million2, related to the SeaMicro acquisition. Net of this one-time tax benefit, 2012 tax guidance is approximately $12 million.

Non-GAAP EPS was $0.12, calculated using 748 million fully diluted shares.

Adjusted EBITDA was $215 million, down $45 million from the prior quarter due to lower non-GAAP operating income due to lower revenue in the quarter.

Q1 2012 Segment Results – Computing Solutions

Computing Solutions segment revenue was $1.2 billion, down 8% sequentially driven by seasonally lower sales in the Client business.

•	Client product revenue declined sequentially due to lower units and ASP, primarily driven by lower 45 nm desktop processor unit shipments.

•	APUs continue to increase as a percentage of our Client products

•	Llano is driving APU adoption in top-selling notebook SKUs in North America priced above $400

•	Server processor revenue declined mainly due to ASP decline while unit shipments increased quarter-over-quarter.

•	Chipset revenue declined due to seasonally lower unit shipments in the quarter.

Computing Solutions operating income was $124 million, down $41 million from the previous quarter, primarily due to lower revenue in the quarter.

Q1 2012 Segment Results – Graphics

Graphics segment revenue was $382 million, flat compared to the prior quarter.

•	GPU revenue was up in a seasonally down quarter, due to improved desktop GPU ASP in the channel, offset by seasonally lower game console royalty revenue.

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•	GPU ASP was flat compared to the prior quarter.

Graphics segment operating income was $34 million, up $7 million from the prior quarter primarily due to higher gross margin.

Balance Sheet

Cash, cash equivalents and marketable securities, including long term marketable securities were $1.71 billion as of the end of Q1 2012. Cash declined by $201 million as compared to the end of Q4 2011. This was primarily the result of cash payments of $281 million related to the SeaMicro acquisition and $150 million related to the 2012 Amendment to the WSA.

Accounts Receivable at the end of the quarter was $962 million, up $43 million compared to the end of Q4 2011 due to the timing of sales in the quarter.

Inventory was $585 million exiting the quarter, up $109 million from the prior quarter primarily in preparation for new product launches.

Payable to GLOBALFOUNDRIES (GF) line item on the Balance Sheet is new in Q1 2012, and includes all amounts due to GF by AMD. The amount payable to GF increased $383 million from the prior quarter, primarily due to the remaining cash payments of $275 million to GF related to the 2012 Amendment to the WSA, scheduled through the remainder of 2012 and Q1 2013.

Debt as of the end of the quarter was unchanged at $2.02 billion.

Non-GAAP free cash flow was $67 million. Net cash provided by operations was $107 million.

AMD’s ownership in GLOBALFOUNDRIES (GF)

As a result of the 2012 Amendment to the WSA, and the 28 nm product limited waiver of exclusivity arrangement for AMD, AMD transferred all of its remaining ownership interest in GF to GF, and no longer has a GF board seat.

Outlook

The following statements concerning AMD are forward-looking and actual results could differ materially from current expectations. Investors are urged to review in detail the risks and uncertainties in AMD’s Securities and Exchange Commission filings, including but not limited to the Annual Report on Form 10-K for the year ended December 31, 2011.

Q2 2012:

•	AMD expects revenue to increase 3% sequentially, +/- 3%.

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•	Operating expenses are expected to be approximately $605 million.

Additional Notes: AMD’s Q1 2012 had 13 weeks of business compared to 14 weeks for the first quarter of 2011.

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For more information, contact:

Investor Contacts:

Ruth Cotter

408-749-3887

ruth.cotter@amd.com

Irmina Blaszczyk

408-749-3398

irmina.blaszczyk@amd.com

Media Contact:

Drew Prairie

512-602-4425

drew.prairie@amd.com

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Notes:

1. Limited waiver of exclusivity from GF: Pursuant to the second amendment to the Wafer Supply Agreement, dated as of March 4, 2012, between the Company and GF, the Company was granted certain rights to contract with another wafer foundry supplier with respect to specified products for a specified period. In consideration for these rights, the Company agreed to pay GF $425 million in cash and transferred to GF all of the capital stock of GF that the Company owned, which had a carrying and fair value of $278 million. As a result, the Company recorded a one-time charge of $703 million in the first fiscal quarter of 2012. The Company excluded this item from the Company’s GAAP net loss, GAAP operating loss, and GAAP gross margin for the first fiscal quarter of 2012 because the Company believes it is not indicative of ongoing operating performance and because the Company believes exclusion of this item enables investors to better evaluate the Company’s current operating performance compared with prior periods.

2. Tax Benefit related to SeaMicro acquisition: Since the acquisition of SeaMicro is treated as a stock purchase for income tax purposes, tax amortization of the acquired identifiable intangible assets is not allowed. As a result, the Company is required to establish a deferred tax liability of approximately $36 million for the book/tax difference. This reduced the Company’s existing valuation allowance against its deferred tax asset by providing an additional source of future taxable income. The reduction in valuation allowance resulted in a discrete income tax provision benefit of approximately $36 million in the first fiscal quarter of 2012. The Company excluded this

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item from the Company’s GAAP net loss for the first fiscal quarter of 2012 because it is not indicative of ongoing operating performance and because the Company believes exclusion of this item enables investors to better evaluate the Company’s current operating performance compared with prior periods.

Non-GAAP Measures:

To supplement the Company’s financial results calculated in accordance with United States generally accepted accounting principles (GAAP), this commentary contains non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, non-GAAP earnings per share, Adjusted EBITDA, and non-GAAP adjusted free cash flow. These non-GAAP financial measures reflect certain adjustments, and the Company has presented a reconciliation of GAAP to non-GAAP financial measures in the tables below.

The Company presents “Adjusted EBITDA” as a supplemental measure of its performance. Adjusted EBITDA for the Company is determined by adjusting operating income for depreciation and amortization, employee stock-based compensation expense and amortization of acquired intangible assets. In addition, for the first quarter of 2012 the Company included an adjustment for the limited waiver of exclusivity from GLOBALFOUNDRIES and net restructuring charges; for the fourth quarter of 2011, the Company also included an adjustment for net restructuring charges; and for the first quarter of 2011, the Company also included an adjustment related to a payment to GLOBALFOUNDRIES and a legal settlement with a third party. The Company calculates and communicates Adjusted EBITDA in the financial schedules because the Company’s management believes it is of importance to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. In addition, the Company presents Adjusted EBITDA because it believes this measure assists investors in comparing its performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the GAAP operating measure of operating income (loss) or GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.

The Company also presents non-GAAP adjusted free cash flow in the earnings release as a supplemental measure of its performance. In 2008 and 2009, the Company and certain of its subsidiaries (collectively, the “AMD Parties”) entered into supplier agreements with IBM Credit LLC and certain of its subsidiaries (collectively, the “IBM Parties”). Pursuant to these supplier agreements, the AMD Parties sold to the IBM Parties invoices of selected distributor customers. Because the Company does not recognize revenue until its distributors sell its products to their customers, under GAAP, the Company classified funds received from the IBM Parties as debt on the balance sheet. Moreover, for cash flow purposes, these funds were classified as cash flows from financing activities. When a distributor paid the applicable IBM Party, the Company reduced

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the distributor’s accounts receivable and the corresponding debt resulted in a noncash accounting entry. Because the Company did not receive the cash from the distributor to reduce the accounts receivable, the distributor’s payment was not reflected in the Company’s cash flows from operating activities. Non-GAAP adjusted free cash flow for the Company was determined by adding the distributors’ payments to the IBM Parties to GAAP net cash provided by (used in) operating activities. This amount was then further adjusted by subtracting capital expenditures. Generally, under GAAP, the reduction in accounts receivable is assumed to be a source of operating cash flows. Therefore, the Company believes that treating the payments from its distributor customers to the IBM Parties as if the Company actually received the cash from the distributor and then used that cash to pay down the debt is more reflective of the economic substance of the transaction. On February 11, 2011, the Company terminated its supplier agreements with IBM Parties. As a result, as of the end of the second quarter of 2011, there were no outstanding invoices relating to the financing arrangement with the IBM Parties, and starting from the third quarter of 2011, the Company no longer makes quarterly adjustments for distributors’ payments to the IBM Parties to its GAAP net cash provided by (used in) operating activities when calculating non-GAAP adjusted free cash flow. The Company calculates and communicates non-GAAP adjusted free cash flow in the financial schedules because the Company’s management believes it is of importance to investors to understand the nature of these cash flows. The Company’s calculation of non-GAAP adjusted free cash flow may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view non-GAAP adjusted free cash flow as an alternative to GAAP liquidity measures of cash flows from operating or financing activities. The Company has provided reconciliations within the press release and financial schedules of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company is providing these financial measures because it believes this non-GAAP presentation makes it easier for investors to compare its operating results for current and historical periods and also because the Company believes it assists investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance and for the other reasons described in the footnotes to the selected data tables.

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Non-GAAP Reconciliation:

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income

(Millions except per share amounts)	Q1-12		Q4-11		Q1-11
GAAP net income (loss) / Earnings (loss) per share	$(590)	$(0.80)	$(177)	$(0.24)	$510	$0.68
Limited waiver of exclusivity from GLOBALFOUNDRIES	(703)	(0.94)	—	—	—	—
Impairment of investment in GLOBALFOUNDRIES	—	—	(209)	(0.28)	—	—
Dilution gain in investee, net	—	—	—	—	492	0.66
Payment to GLOBALFOUNDRIES	—	—	—	—	(24)	(0.03)
Amortization of acquired intangible assets	(1)	—	(3)	—	(9)	(0.01)
Legal settlement	—	—	—	—	(5)	(0.01)
Loss on debt repurchase	—	—	(1)	—	—	—
Restructuring charges, net	(8)	(0.01)	(98)	(0.13)	—	—
Loss from discontinued operations*	—	—	(4)	(0.01)	—	—
SeaMicro acquisition costs	(6)	(0.01)	—	—	—	—
Tax benefit related to SeaMicro acquisition	36	0.05	—	—	—	—
Non-GAAP net income / Earnings per share	$92	$0.12	$138	$0.19	$56	$0.08

*	Loss on discontinued operations consists of charges related to the sale of our DTV division to Broadcom which occurred in 2008.

Reconciliation of GAAP Operating Income (Loss) to Non-GAAP Operating Income

(Millions)	Q1-12	Q4-11	Q1-11
GAAP operating income (loss)	$(580)	$71	$54
Limited waiver of exclusivity from GLOBALFOUNDRIES	(703)	—	—
Payment to GLOBALFOUNDRIES	—	—	(24)
Amortization of acquired intangible assets	(1)	(3)	(9)
Legal settlement	—	—	(5)
Restructuring charges, net	(8)	(98)	—
SeaMicro acquisition costs	(6)	—	—
Non-GAAP operating income	$138	$172	$92

Reconciliation of GAAP to Non-GAAP Gross Margin

(Millions except percentages)	Q1-12	Q4-11	Q1-11
GAAP Gross Margin	$27	$773	$691
GAAP Gross Margin %	2%	46%	43%
Limited waiver of exclusivity from GLOBALFOUNDRIES	(703)	—	—
Payment to GLOBALFOUNDRIES	—	—	(24)
Legal settlements	—	—	(5)
Non-GAAP Gross Margin	$730	$773	$720
Non-GAAP Gross Margin %	46%	46%	45%

AMD reconciliation of GAAP Operating Income (Loss) to Adjusted EBITDA

(Millions)	Q1-12	Q4-11	Q1-11
GAAP operating income (loss)	$(580)	$71	$54
Limited waiver of exclusivity from GLOBALFOUNDRIES	703	—	—
Payments to GLOBALFOUNDRIES	—	—	24
Legal settlement	—	—	5
Depreciation and amortization	62	67	79
Employee stock-based compensation expense	21	21	27
Amortization of acquired intangible assets	1	3	9
Restructuring charges, net	8	98	—
Adjusted EBITDA	$215	$260	$198

Non-GAAP Adjusted Free Cash Flow reconciliation

(Millions)	Q1-12	Q4-11	Q1-11
GAAP net cash provided by (used in) operating activities	$107	$187	$(168)
Non-GAAP Adjustment	—	—	360
Non-GAAP net cash provided by operating activities	107	187	192
Purchases of property, plant and equipment	(40)	(87)	(38)
Non-GAAP adjusted free cash flow	$67	$100	$154

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Cautionary Statement

This document contains forward-looking statements concerning AMD, our financial outlook for the second quarter of 2012, including our second quarter 2012 revenue and operating expenses, its 2012 tax guidance, and its estimated payment to GLOBALFOUNDRIES (GF) in 2012 for wafer purchases under the 2012 Amendment to the WSA, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates,” “anticipates,” “projects,” “would,” and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this document are based on current beliefs, assumptions and expectations, speak only as of the date of this document and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Risks include the possibility that Intel Corporation’s pricing, marketing and rebating programs, product bundling, standard setting, new product introductions or other activities may negatively impact the company’s current plans; the company may be unable to develop, launch and ramp new products and technologies in the volumes that are required by the market and at mature yields on a timely basis; that its third party wafer foundry suppliers will be unable to transition the company’s products to advanced manufacturing process technologies in a timely and effective way or to manufacture the company’s products on a timely basis in sufficient quantities and using competitive technologies; the company will be unable to obtain sufficient manufacturing capacity or components to meet demand for its products or will not fully utilize its projected manufacturing capacity needs at GF’s microprocessor manufacturing facilities for 2012; that customers stop buying the company’s products or materially reduce their operations or demand for the company’s products; that the company may be unable to maintain the level of investment in research and development that is required to remain competitive; that there may be unexpected variations in market growth and demand for the company’s products and technologies in light of the product mix that it may have available at any particular time or a decline in demand; the company will require additional funding and may be unable to raise sufficient capital on favorable terms, or at all; that global business and economic conditions will not continue to improve or will worsen; that demand for computers will be lower than currently expected; and the effect of political or economic instability, domestically or internationally, on our sales or supply chain. Investors are urged to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the Annual Report on Form 10-K for the year ended December 31, 2011.

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